Exhibit (a)(5)(D)



TROPICAL CONTACT:          Michael Kagan                 SYMBOL: TSIC
                           Executive Vice President &    TRADED: Nasdaq National
                           Chief Financial Officer               Market
                           Tropical Sportswear Int'l Corporation
                           Tel: (813) 249-4900
                           Fax: (813) 249-4904

DUCK HEAD CONTACT:         K. Scott Grassmyer            SYMBOL:  DHA
                           Senior Vice President &       TRADED:  AMEX
                           Chief Financial Officer
                           Duck Head Apparel Company, Inc.
                           Tel: (770) 867-3111
                           Fax: (770) 307-1800


                                                           FOR IMMEDIATE RELEASE



TROPICAL SPORTSWEAR AND DUCK HEAD ANNOUNCE EXPIRATION OF DUE DILIGENCE CONDITION
                                 TO TENDER OFFER

TAMPA,  FLA.,  AUGUST 7, 2001 - Tropical  Sportswear Int'l  Corporation  ("TSI";
Nasdaq: TSIC) and Duck Head Apparel Company, Inc. ("Duck Head"; Amex: DHA) today announced that TSI's offer to acquire 100% of the common stock of Duck Head in a tender offer and subsequent merger is no longer subject to TSI's satisfactory due diligence review of information concerning Duck Head and its business. The offer is scheduled to expire at 12:00 midnight Eastern Time on August 8, 2001, and subject to the other conditions to closing the offer, TSI expects to accept shares for payment promptly thereafter.

TSI markets and manufactures branded and private brand men's and women's casual and dress sportswear through all major retail distribution channels. Major owned brands include Savane(R), Farah(R), Bay to Bay(R), Flyers(TM), Royal Palm(R), The Original Khaki Co.(R), Banana Joe(R), Two Pepper(R), and Authentic Chino Casuals(R). Licensed brands include Bill Blass(R), John Henry(R), Van Heusen(R) and Victorinox(R), the makers of the original Swiss Army(TM) Knife. TSI distinguishes itself by providing major retailers with comprehensive brand management programs and uses advanced technology to provide retailers with customer, product and market analyses, apparel design, and merchandising consulting and inventory forecasting with a focus on return on investment.

Duck Head produces men's and boys' casual sportswear products, including shirts, shorts and pants, which are marketed under its Duck Head(R) brand to leading apparel retailers and through its chain of 25 outlet retail stores primarily in the southeastern United States. Duck Head operates a distribution center in Winder, Georgia and a garment assembly plant in Costa Rica. In addition, Duck Head licenses its Duck Head(R) brand to producers of other apparel and accessory products.

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TSI and Duck Head caution that any forward-looking  statements contained in this press release represent current expectations of future events and involve certain risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as a result of factors including, without limitation: conditions and contingencies in connection with the tender offer and merger; difficulties in integrating the operations of Duck Head with TSI; delays or other difficulties in implementing TSI's operating plans for Duck Head after the merger; the inability to achieve projected revenue and earnings in fiscal 2001; the inability to achieve cost savings related to recent reductions in staff; general economic conditions, including recession or other cyclical effects impacting our customers in the US or abroad; potential changes in demand in the retail market; the continued acceptance of TSI's and Duck Head's existing and new products by their major customers; the financial strength of TSI's and Duck Head's major customers; delays associated with the timing of introduction, shipment and acceptance of the Victorinox(R) apparel line; the ability of TSI to continue to use certain licensed trademarks and tradenames, including Victorinox(R), John Henry(R), Bill Blass(R), and Van Heusen(R); potential changes in price and availability of raw materials and global manufacturing costs and restrictions; increases in costs; and other risk factors listed from time to time in TSI's and Duck Head's reports (including their Annual Reports on Forms 10-K) filed with the Securities and Exchange Commission. Forward-looking statements contained in this press release are not protected by the safe harbor provisions set forth in the Private Securities Litigation Reform Act of 1995.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of Duck Head. The tender offer has been made pursuant to a tender offer statement and related materials. Investors and security holders are strongly advised to read both the tender offer statement, as amended, and the solicitation/recommendation statement, as amended, regarding the tender offer because they contain important information that should be read carefully before any decision is made with respect to the offer. The tender offer statement, as amended, has been filed by TSI and its acquisition subsidiary, HB Acquisition Corp., with the Securities and Exchange Commission, the solicitation/recommendation statement, as amended, has been filed by Duck Head with the Securities and Exchange Commission and an amendment to the tender offer statement will be filed by TSI and HB Acquisition Corp. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed by TSI and Duck Head at the SEC's website, www.sec.gov or upon request.

SOURCE: Tropical Sportswear Int'l Corporation & Duck Head Apparel Company, Inc.






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